Exhibit 99.B.14

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights for the Acquiring Fund” and “Representations and Warranties” in sections 4.1(i) and 4.2(g) of Appendix A: Form of Agreement and Plan of Reorganization in the Proxy Statement/Prospectus and to the incorporation by reference of our report, dated February 24, 2009, of Hartford Value Opportunities HLS Fund and Hartford Value HLS Fund included in the Annual Report to Shareholders for the year ended December 31, 2008, in this Registration Statement for the Hartford Series Fund, Inc. on Form N-14.

We also consent to the references to our firm under the captions “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and “Financial Statements” and to the incorporation by reference of our report, dated February 24, 2009, of the Hartford Series Fund, Inc. and Hartford HLS Series Fund II, Inc. included in the December 31, 2008 Annual Report to Shareholders included in the Statement of Additional Information, dated May 1, 2009, of Hartford Series Fund, Inc. and Hartford HLS Series Fund II, Inc. of which Statement of Additional Information is incorporated by reference in this Registration Statement for the Hartford Series Fund, Inc. on Form N-14.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

November 17, 2009